Exhibit 99.1

News Release

Contacts:

Integra LifeSciences Holdings Corporation

Investor Relations:

Angela Steinway

(609) 936-2268

angela.steinway@integralife.com

Michael Beaulieu

(609) 750-2827

michael.beaulieu@integralife.com

Integra LifeSciences Announces Expansion and Extension of Credit Facility to $1.5 Billion

Plainsboro, New Jersey / December 7, 2016 – Integra LifeSciences Holdings Corporation (NASDAQ: IART - news) today announced that it has increased its credit facility with its bank group led by Bank of America, N.A.

The expanded and extended credit facility includes the following terms:

•	An increase in the credit facility from $1.1 billion to $1.5 billion, consisting of a $1 billion revolving line of credit and a term loan of $500 million;

•	An option to increase the aggregate size of the facility by at least $250 million with additional commitments;

•	No change in pricing terms or commitment fees to the existing facility; and,

•	Maturity of the credit facility is extended to December 7, 2021.

“We are pleased to announce this expansion and two-year extension of our credit facility under favorable credit terms,” said Glenn Coleman, Integra’s Chief Financial Officer. “This new agreement strengthens our balance sheet and provides increased financial flexibility to pursue our long-term growth strategy.”

Integra LifeSciences plans to use a portion of the term loan to repay the outstanding indebtedness under the existing credit facility and cover fees and expenses incurred in connection with the new credit facility. Borrowings from the new revolving facility will be used to refinance the Convertible Notes that are due December 15, 2016 and for general corporate purposes.

Integra LifeSciences does not expect this increase in credit facility to have a material impact on 2016 financial performance.

About Integra

Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for caregivers, so they can concentrate on providing the best patient care. Integra LifeSciences offers innovative solutions, including leading regenerative technologies, in specialty surgical solutions, orthopedics and tissue technologies. For more information, please visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect Integra LifeSciences’ judgment as of the date of this release. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ from predicted results. These risks and uncertainties include market conditions and other factors beyond Integra LifeSciences’ control and the economic, competitive, governmental, technological and other factors identified under the heading “Risk Factors” included in item 1A of Integra LifeSciences’ Annual Report on Form 10-K for the year ended December 31, 2015, and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results. These forward-looking statements are made only as the date thereof, and Integra LifeSciences undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.